DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES PURSUANT TO RULE 6e-3(T)(b)(12)(iii) UNDER THE INVESTMENT COMPANY ACT OF 1940 FOR GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES

     This document sets forth the administrative procedures that will be followed by GE Capital Life Assurance Company of New York (GE Capital Life, "we", "us" or "our") in connection with the issuance of its Flexible Premium Joint and Last Survivor Variable Life Insurance Policy ("Policy" or "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy ("Owners") of their interests in those Policies. Capitalized terms used herein have the same meaning as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy (File No. 333-32908) as filed with the Securities and Exchange Commission ("Commission" or "SEC").

I. Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premiums

     A.   Offer of the Policies; Application; Initial Premiums; and Issuance

          1.    Offer of the Policies. The Policies will be offered and issued
                ---------------------
          for premiums pursuant to underwriting standards in accordance with state insurance laws. Premiums for the Policies will not be the same for all Owners selecting the same Specified Amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that the Owner of each Policy pays a premium commensurate with the Insureds' mortality risk as actuarially determined, utilizing factors such as Age, gender, health and occupation. A uniform cost of insurance for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there will be no uniform cost of insurance for all Insureds, there will be a uniform cost of insurance for all Insureds of the same risk classification.

          2.    Application. Persons wishing to purchase a Policy must complete
                -----------
          an application and submit it to us through an appropriately appointed, licensed insurance agent who is a registered representative of a broker/dealer with which we have a selling agreement. The applicant must specify the name of the Insureds, and provide certain required information about the Insureds. The applicant must pay an initial premium of a sufficient amount which, if not submitted with the application or during the underwriting period, must be submitted when the Policy is delivered before the Policy will be issued. The applicant may also specify a periodic premium payment plan, which contemplates level premiums at specified intervals, (annually, semi-annually, or quarterly), designate Net Premium allocation percentages, select the initial Specified Amount and name the Beneficiary (ies). The minimum Specified Amount available is

          $250,000. Before an application will be deemed complete so that underwriting will proceed, the application must include the applicant's signature and the Insureds' dates of birth, a signed authorization, and suitability information.

          3.    Receipt of Application and Underwriting. Upon receipt of a
                ---------------------------------------
          completed application from an applicant, we will follow certain insurance underwriting (risk evaluation) procedures designed to determine whether the proposed Insureds are insurable. This process will involve such verification procedures as medical examinations and may require that further information be provided about the Insureds before a determination can be made. An application may be rejected for any lawful reason.

          4.    Issuance of Policy. When the underwriting procedure has been
                ------------------
          completed, the application has been approved, and an initial premium of sufficient amount has been received, the Policy is issued. Coverage becomes effective on the Policy Date. The Policy Date is used to measure Policy Months, Policy Years, and Policy Anniversaries. Each Policy when issued is assigned a Policy Date. The Policy Date will normally be a date between the date the application is signed and the date the Policy is issued; however, the Policy Date may be any other date mutually agreeable to GE Capital Life and the Owner. If the Policy Date would have occurred on the 29th, 30th or 31st day of any month, we will designate the 28th day of the month as the Policy Date.

          5.    Initial Premium. The initial premium must meet certain minimums
                ---------------
          for the Policy. The minimum premium amount sufficient to fund the Policy depends on a number of factors, such as the Age, gender (where appropriate) and rating class of the proposed Insureds, the desired Specified Amount, and any supplemental benefits. If the full first premium is included with the application, we may give the Owner a conditional receipt. This means that, subject to our underwriting requirements and subject to a maximum limitation, the insurance will become effective on the effective date specified in the conditional receipt, provided the Insureds are found to be, on the effective date, insurable at standard premium rates for the plan and amount of insurance requested in the applications. This effective date will be the latest of (i) the date of completion of the application, (ii) the date of completion of all medical exams and tests we require, and
          (iii) the policy date requested by the Owner when that date is later than the date the Owner completed the application. We will accept as an initial premium, money from one contract that qualified for a tax free exchange under Section 1035 of the Code. We will accept 1035 exchanges even if there is an outstanding loan on the other policy, so long as the outstanding loan is no more than 40% of the rollover premium.

          6.    Additional Premiums.
                -------------------
                a.   Additional Premiums Permitted. Additional premiums may be
                     -----------------------------
                paid in any amount and at any time, subject to the following limits:
                .    A planned periodic premium must be at least $25.

                . We reserve the right to limit the number and amount of any unscheduled premium payment.
                . Total premiums paid in a Policy Year may not exceed guideline premium limitations for life insurance set forth in the Internal Revenue Code of 1986, as amended (the "Code").
                . We will monitor Policies and will attempt to notify an Owner on a timely basis if the Owner's Policy is in jeopardy of becoming a modified endowment contract under the Code.

          7.    Refund of Excess Premium Amount. We reserve the right to reject
                -------------------------------
          any premium, or portion thereof, if at any time a premium payment would result in the Policy being disqualified as life insurance under the Code. We will refund any excess premium along with interest accrued thereon.

          8.    Planned Premium. At the time of application, the Owner may
                ---------------
          select a plan for paying premiums at specified annual, semi-annual or quarterly intervals. The Owner is not required to pay premiums in accordance with this plan. The Owner may change the planned premium frequency (between annual, semi-annual and quarterly) by providing satisfactory instructions to our Variable Life Servicing Center. Any such change must comply with the premium limits for additional premiums discussed above.

          9.    Crediting Premiums
                ------------------
                a.  Initial Premium. The initial premium will be credited to the
                    ---------------
                Policy on the later of the date the application is approved or the date the Variable Life Servicing Center receives the payment.
                b.  Additional Premiums. Any additional premium received by
                    -------------------
                us will be credited to the Policy on the Valuation Day it is received at our Variable Life Servicing Center.
                c.  Electronic Funds Transfer. The Owner may arrange with us to
                    -------------------------
                have annual, semi-annual, quarterly or monthly premiums paid via pre-authorized, automatic deductions from the Owner's bank account or similar account acceptable to us. We will notify the Owner's bank or account holder of the automatic deduction, and funds will be deducted from the Owner's account and credited to the Owner's Policy on the next Valuation Day.

B.        Premiums Upon Increase in Specified Amount, Premiums During a Grace
          -------------------------------------------------------------------
          Period, and Premiums Upon Reinstatement
          ---------------------------------------

          1.    Premiums Upon Increase in Specified Amount. Generally, the
                ------------------------------------------
          payment of a premium will not be required for an increase in Specified Amount. However, depending on Surrender Value at the time of an increase in the Specified Amount and the amount of the increase requested, an additional premium or change in the amount of planned premiums may be necessary due to the increase that will occur in the amount of the Monthly Deduction based upon the increase in Specified

          Amount. Also, during the Continuation Period an increase in the Specified Amount will increase the Continuation Amount.

          2.    Premiums During a Grace Period. If the Surrender Value on a
                ------------------------------
          Monthly Anniversary Day is less than the amount of the monthly deduction due on that date, and the Continuation Period is not in effect, the Policy will be in default and a grace period will begin. During the Continuation Period, the Policy will remain in force, regardless of the sufficiency of the Surrender Value, if the Net Total Premium is at least equal to the Continuation Amount. The Continuation Amount is a cumulative minimum amount that is required to keep the Policy in force during the Continuation Period. The Continuation Amount is based in part on the gender, Age, and rating class of the Insureds, the requested Specified Amount and any supplemental benefits.
          . The grace period will end 61 days after the date on which we mail a grace period notice to the Owner's last known address stating the amount required to be paid to prevent the Policy from lapsing. The Policy will not lapse, and the insurance coverage continues, until the expiration of this grace period.
          . If the grace period ends prior to the end of the Continuation Period and the Policy is reinstated prior to the end of the Continuation Period, the required premium must equal,
                    .    the Continuation Amount as of the date of
                         reinstatement,
                    .    minus the sum of monthly deductions that would have
                         been made during the period between termination and
                         reinstatement, divided by the Net Premium factor,
                    .    minus the Net Total Premium on the date of termination,
                         and
                    .    plus the premium sufficient to keep the Policy in
                         effect for two months after the date of reinstatement.
          . If the grace period ends prior to the end of the Continuation Period and the Policy is reinstated after the end of the Continuation Period, the required premium, after multiplying by the Net Premium factor, must equal
                    .    the surrender charge on the date of termination,
                    .    plus the monthly deduction for two months after the
                         date of reinstatement,
                    .    minus the Account Value on the date of termination.
          . If the grace period ends after the end of the Continuation Period and the Policy is reinstated, the required premium must be large enough to keep the Policy in effect for at least two months.
          . Failure to make a sufficient payment within the grace period will result in lapse of the Policy without value or benefits payable.
          . A Policy that lapses without value may be reinstated at any time within three years after lapse by submitting: an application for reinstatement, evidence of the Insureds' insurability satisfactory to us, and payment of a required premium.

     D.   Allocations of Net Premiums to the Variable Account

1.    Net Premium. The Net Premium is equal to the premium paid times the Net
      -----------
Premium Factor.

2.    Separate Account III. An Owner may allocate Net Premiums to one or more of
      --------------------
the Investment Subdivisions of GE Capital Life Separate Account III ("Separate Account III"). Separate Account III currently has forty-two Investment Subdivisions available under the policy. Each Investment Subdivision invests exclusively in shares representing an interest in a separate corresponding portfolio of one of the ten funds (the "Funds"). Each Fund is registered under the Investment Company Act of 1940 as an open-end management investment company. Additional Investment Subdivisions may be added from time to time to invest in any of the portfolios of the Funds or any other investment company.

      When an Owner allocates an amount to an Investment Subdivision (either by Net Premium allocation, transfer of Account Value, transfer of loan interest from the General Account or repayment of a Policy Loan, the Policy is credited with units in that Investment Subdivision. The number of units is determined by dividing the amount allocated to the Investment Subdivision by the Investment Subdivision's unit value for the Valuation Day when the allocation or transfer is effected. An Investment Subdivision's unit value is determined for each Valuation Period after the date of establishment (the unit value for each Investment Subdivision was arbitrarily set at $10 when the Investment Subdivision was established) by multiplying the value of a unit for an Investment Subdivision for the prior Valuation Period by the net investment factor for the Investment Subdivision for the current Valuation Period. The net investment factor is an index used to measure the investment performance of an Investment Subdivision from one Valuation Period to the next.

3.    Allocations Among the Investment Subdivisions. Net Premiums are allocated
      ---------------------------------------------
to the Investment Subdivisions in accordance with the following procedures:

      a. General. In the application for the Policy, the Owner will specify
         -------
      the percentage of Net Premium to be allocated to each Investment Subdivision of Separate Account III. The percentage of each Net Premium that may be allocated to any Investment Subdivision must be a whole number, and the sum of the allocation percentages must be 100%. Such allocation percentages may be changed at any time by the Owner submitting written instructions to our Variable Life Servicing Center, provided that the requirements described above are met. An Owner may not allocate Net Premiums and Account Value to more than seven Investment Subdivisions at any given time.

      b. Initial Premium. The initial Net Premium will be credited to the
         ---------------
      Policy on the later of the date the application is approved or the date the Variable Life Servicing Center receives the payment.

      c. Additional Premiums. Any additional Net Premium received by us will
         -------------------
      be credited to the Policy and allocated to the Investment Subdivisions in accordance with the allocation percentages in effect on the Valuation Day it is received at our Variable Life Servicing Center.

E.    Policy Debt Repayments and Interest Payments

      1.   Repaying Policy Debt. The Owner may repay all or part of the Policy
           --------------------
      Debt at any time during either Insured's life while the Policy is in force. Policy Debt is equal to the sum of all outstanding Policy loans plus any accrued interest. Loan repayments must be sent to our Variable Life Servicing Center and will be credited as of the date received. Loan repayments will not be subject to the current premium charge. If the Death Proceeds become payable while Policy Debt is outstanding, the Death Benefit will be reduced by outstanding Policy Debt to determine the Death Proceeds payable.

      2.   Allocation for Repayment of Policy Debt. On the date we receive a
           ---------------------------------------
      repayment of all or part of Policy Debt, an amount equal to the repayment will be transferred from the General Account to the Investment Subdivisions of Separate Account III and allocated as directed by the Owner when submitting the repayment. If no direction is provided, the amount will be allocated in accordance with the Owner's current Net Premium allocation percentages.

      3.   Interest on Policy Debt. A portion of Policy loans taken or existing
           -----------------------
      on or after the Preferred Loan Availability Date (defined in the Policy data pages) will be designated as Preferred Policy Debt. In Policy Years 11 and later, Preferred Policy Debt will be that portion of Policy Debt which is at least as large as the difference between the Account Value (less any surrender charge that applies) and the sum of all premium payments made. We redetermine the amount of Preferred Policy Debt each Policy Month. We currently intend to credit interest at an annual rate of 4% to that portion of Account Value transferred to the General Account which is equal to Preferred Policy Debt. We reserve the right to change, at our sole discretion, the rate of interest credited to the amount of Account Value transferred to the General Account and guarantee that Preferred Policy Debt will earn at least a minimum annual interest rate of 4%. An annual rate of 4% is and will be credited to that portion of Account Value transferred to the General Account which exceeds Preferred Policy Debt.

II.  Transfers
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A.   Transfers Among the Investment Subdivisions
     -------------------------------------------

          In general, after the Policy is issued the Owner may transfer Account Value among the Investment Subdivisions by written or telephone request to our Variable Life Servicing Center (if we have the Owner's telephone authorization on file). In any Policy Year, the Owner may make an unlimited number of transfers; however, we reserve the right to limit the number of transfers to twelve each calendar year. A $10 transfer charge is assessed for each transfer after the first transfer in any calendar month. For purposes of the transfer charge, each transfer request is considered one transfer, regardless of the number of Investment Subdivisions affected by the transfer. Any unused "free" transfers do not carry over to the next calendar month.

          We reserve the right to modify, restrict, suspend, or eliminate the transfer privileges (including telephone transfer privileges) at any time and for any reason.

B.   Dollar Cost Averaging

          The dollar-cost averaging program permits Owners to systematically transfer on a monthly or quarterly basis a set dollar amount from the Investment Subdivision investing in the Money Market Portfolio of GE Investments Funds, Inc. to any combination of other Investment Subdivisions (so long as the total number of Investment Subdivisions used does not exceed the maximum number allowed under the Policy). Owners may elect to participate in the dollar-cost averaging program by completing a dollar-cost averaging agreement or calling our Variable Life Servicing Center. To use the dollar-cost averaging program, Owners must transfer at least $100 from the Money Market Investment Subdivision with each transfer. If any transfer would leave less than $100 in the Money Market Investment Subdivision, we will transfer the entire amount. Once elected, dollar-cost averaging remains in effect from the date we receive the Owner's request until the value of the Investment Subdivision from which transfers are being made is depleted, or until the Owner cancels the program by written request or by telephone (if the Owner's telephone authorization is on file). If elected at the time of application, the dollar cost averaging program will begin on the 5th day of the month immediately following the allocation of the Net Premium to the Investment Subdivisions. There is no additional charge for dollar-cost averaging. A transfer under this program does not count toward the free transfer permitted each calendar month nor any limit on the maximum number of transfers we may impose for a calendar year. We reserve the right to discontinue offering or modify the dollar-cost averaging program at any time and for any reason.

C.   Portfolio Rebalancing

          An Owner may instruct us to automatically rebalance (on a quarterly, semi-annual or annual basis) the Account Value to return to the percentages specified in the Owner's allocation instructions. An Owner may elect to participate in the portfolio rebalancing program at any time by completing the portfolio rebalancing agreement. The percentage allocations must be in whole percentages. Subsequent changes to the percentage allocations may be made at any time by written or telephone instructions to our Variable Life Servicing Center (provided the Owner's telephone authorization is on file). Once elected, portfolio rebalancing remains in effect from the date an Owner's written request is received until the Owner instructs us to discontinue portfolio rebalancing. There is no additional charge for using portfolio rebalancing, and a portfolio rebalancing transfer is not considered a transfer for purposes of assessing a transfer charge nor for calculating any limit on the maximum number of transfers we may impose for a calendar year. We reserve the right to discontinue offering or to modify the portfolio rebalancing program at any time and for any reason. Portfolio rebalancing is not available while an Owner is participating in the dollar-cost averaging program.

D.   Asset Allocation

          The asset allocation program will automatically allocate all premium payments among the Investment Subdivisions indicated by the model and the portfolios within the model the Owner selects. The Owner may select from five asset allocation model portfolios offered by us, or may use a model offered by us as a guide to help the Owner develop their own asset allocation program. Although the Owner may use only one model at a time, they may elect to change their selection as the Owner's tolerance for risk, needs, and/or objectives change. The Owner may use a questionnaire that we offer to determine the model that best meets their risk tolerance and time horizons. Because each Investment Subdivision performs differently over time, the portfolio mix may vary from its initial allocations. The Owner may elect to have the portfolios automatically rebalanced under our portfolio rebalancing program. From time to time, we will review the models and may find that allocation percentages among the Investment Subdivisions or even some of the Investment Subdivisions within a particular model need to be changed. We will send the Owner a notice that such a change has been made. Unless the Owner elects to participate in the new allocation model the Owner will remain in his or her current designated allocation model. This change will not be made automatically. There is no additional charge for the asset allocation program. We reserve the right to discontinue offering this program at any time and for any reason.

E.   Transfer Errors

          In accordance with industry practice, GE Capital Life will establish procedures to address and to correct errors in amounts transferred among the Investment Subdivisions, except for de minimis amounts. We will correct non-de minimis errors we make and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by us. We will take any gain resulting from the error.

III. "Redemption" Procedures
      ----------------------

A.   Free-Look Rights
     ----------------

          The Policy provides for an initial free-look right during which an Owner may cancel the Policy by returning it to our agent or us before the end of 10 days after the Owner receives the Policy. Upon returning the Policy to us or to our authorized agent for forwarding to our Variable Life Servicing Center, the Policy will be deemed void from the beginning. Within seven days after we receive the cancellation request and Policy, we will refund all premiums paid.

     B.   Surrenders
          ----------

1.   Requests for Surrender Value. The Owner may surrender the Policy at any
     ----------------------------
time before the death of the Last Insured for its Surrender Value. The Surrender Value on any Valuation Day is the Account Value less any applicable surrender charge minus any Policy Debt. The Surrender Value will be determined by us on the Valuation Day our Variable Life Servicing Center receives a surrender request signed by the Owner and the Policy. The surrender request must include the Policy number, signature of the Owner, and clear instructions regarding the request. We will cancel the Policy as of the date the written request is received at our Variable Life Servicing Center and we will ordinarily pay the Surrender Value within seven days following receipt of the request.

2.   Surrender of Policy - Surrender Charge. If the Policy is surrendered
     --------------------------------------
during the surrender charge period, we will deduct a surrender charge. The surrender charge will depend upon issue Age, gender (where applicable), and the rating class of each Insured and by the number of months since the Policy Date. The surrender charge is calculated by multiplying surrender charge factors times the Specified Amount, divided by $1,000. The surrender charge remains level for the first Policy year and then decreases uniformly each Policy Month to zero in the last month of Policy Year 11. The surrender charge will be deducted before the Surrender Value is paid. The surrender charge will not exceed $50 per $1,000 of Specified Amount.

          Increases in the Specified Amount (other than as a result of a change from Death Benefit Option A to Death Benefit Option B) result in an additional surrender charge for another 11 Policy years following the increase. The amount of the additional surrender charge is based on the initial scale of per $1,000 surrender charge factors calculated at the time of issue.

          Decreases in the Specified Amount during the period that surrender charges apply (other than as a result of partial surrenders or a change from Death Benefit Option B to Death Benefit Option A), will be assessed a portion of the surrender charges to which the Policy is subject. The amount of the surrender charge will be deducted from Account Value, and the charge among each Investment Subdivision will be allocated in the same proportion that the Policy's Account Value in each Investment Subdivision bears to the Account Value in all Investment Subdivisions. The amount of surrender charge will be based upon:

           (1) first on any surrender charge in effect on the most recent increase and the amount of reduction to this increase caused by the decrease;

           (2) then on any surrender charge in effect on the next most recent increases successively and the amount of any reduction to each of these increases caused by the decrease; and

           (3) finally on the surrender charge in effect on coverage provided under the original application and any reduction to this amount caused by the decrease.

     The Policy's remaining surrender charges will be reduced to reflect assessments made whenever a portion of the surrender charges are deducted based upon a decrease in the Specified Amount.

     The total surrender charge for any given Policy Month is the sum of:

     . the surrender charge that applies to the initial Specified Amount, adjusted for any decrease in Specified Amount; plus

     . the surrender charges that apply to any increases in Specified Amount, adjusted for any decrease in Specified Amount.

     A surrender charge is not imposed for partial surrenders, but a processing fee is assessed.

C.   Partial Surrenders
     ------------------

     1.   When Partial Surrenders are Permitted. The Owner may, by submitting
          -------------------------------------
          a written or telephone request to our Variable Life Servicing Center, withdraw a portion of the Surrender Value subject to the following conditions:

     . If the owner has elected Option A, a partial surrender is permitted at any time before the earlier of the death of the Last Insured and the Maturity Date. If Option B has been elected partial surrenders may only be made after the first Policy Year and before the earlier of the death of the Last Insured and the Maturity Date.

     .    The minimum partial surrender amount is $500.

     . A partial surrender processing fee equal to the lesser of $25 or 2% of the amount surrendered will be assessed when each partial surrender is made. The partial surrender processing fee will be deducted from the Account Value along with the amount requested for the partial surrender.

     . When the Owner requests a partial surrender, the Owner may direct how it will be deducted from the Account Value. If no directions are provided, the partial surrender will be deducted proportionately from the Account Value in the Investment Subdivisions.

     . We generally will pay a partial surrender request within seven days after receipt by our Variable Life Servicing Center of all the documents required for such a payment.

D.   Delayed Payments
     ----------------

          We may delay making payment for partial or full surrender if (1) the disposal or valuation of Separate Account III's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC by order permits postponement of payment to protect our Policy Owners. We also may defer making payments attributable to a check that has not cleared.

E.   Lapses
     ------

          If a sufficient premium has not been received by the 61st day after a grace period notice is sent, the Policy will lapse without value and no amount will be payable to the Owner.

F.   Monthly Deduction
     -----------------

          On the Policy Date and each Monthly Anniversary Day, redemptions in the form of deductions will be made from Account Value for the Monthly Deduction, which is a charge compensating us for the services and benefits provided, costs and expenses incurred, and risks assumed by us in connection with the Policy. The Monthly Deduction consists of five components: (a) the cost of insurance charge; (b) a current monthly policy charge; (c) an expense charge; (d) an expense charge for any increases in Specified Amount and (e) any charges for additional benefits added by riders to the Policy. The Monthly Deduction will be deducted from the Investment Subdivisions on a pro rata basis.

     1.   Cost of Insurance Charge. The cost of insurance charge is the
          ------------------------
     primary charge for the Death Benefit provided by the Policy. The cost of insurance charge is calculated monthly, and depends on a number of variables, including each Insureds Age, gender (where appropriate), policy duration and applicable rating class. The charge varies from Policy to Policy and from Monthly Anniversary Day to Monthly Anniversary Day. The charge is calculated separately for the Specified Amount at issue and for any increase in the Specified Amount.

          The cost of insurance charge is equal to the net amount at risk under the Policy divided by 1000 then multiplied by our current cost of insurance rate for the Insureds. The net amount at risk is calculated by dividing the Death Benefit by 1.0032737, and then subtracting the Account Value.

          Our current cost of insurance rates may be less than the guaranteed maximum rates permitted under the Policy. Current cost of insurance rates will be determined based on our expectations as to future mortality, interest, persistency, taxes, and expenses. These rates may change from time to time, but they will never be more than the guaranteed maximum rates set forth in the Owner's Policy. These rates are based on the Commissioners' 1980 Standard Ordinary Mortality Table. We can change the rates without notice to Owners, unless state law requires that we provide such notice. The maximum cost of insurance rates are based on each Insureds' Age nearest birthday to the start of the Policy Year, gender (where appropriate), and, where appropriate, Nicotine use. Modifications are made for rating classes other than standard.

     2.   Current Monthly Policy Charge. The current monthly Policy charge is
          -----------------------------
     $5 per month.

     3.   Expense Charge. We assess an initial monthly expense charge deducted
          --------------
     for the first 10 Policy Years based on the Insureds issue Ages according to the chart below:

                                               Charge (per $1,000 of
                    Issue Age                    Specified Amount)
                    ---------                    -----------------
                     20 to 44                          $.08
                     45 to 59                          $.13
                     60 to 85                          $.20

     For joint Insureds, we will: (i) calculate the charge for each insured, (2) take an average of the two expense charges, and (3) deduct the average charge.

     4.   Expense Charge on Increase in Specified Amount. We assess an
          ----------------------------------------------
     additional monthly expense charge deducted for 10 years following an increase in the Specified Amount based on the Insured's Issue Age according to the chart below:

                                              Charge (per $1,000 of
                    Issue Age                    Specified Amount)
                    ---------                    -----------------
                     20 to 44                          $.08
                     45 to 59                          $.13
                     60 to 85                          $.20

     For joint Insureds, we will: (i) calculate the charge for each insured, (2) take an average of the two expense charges, and (3) deduct the average charge.

     The additional expense charge will become effective on the Monthly Anniversary Date following the increase in Specified Amount.

     5.   Supplemental Benefit Charges. An Owner may add supplemental benefits
          ----------------------------
     to the Policy. We make such benefits available through riders to the Policy. If any additional benefits are added to a Policy, charges for these benefits will be deducted monthly as part of the Monthly Deduction.

G.   Death Benefits
     --------------

     1.   Payment of Death Proceeds. As long as the Policy remains in force, we
          -------------------------
     will pay the Death Proceeds to the Beneficiary upon receipt at our Variable Life Servicing Center of the Policy, due proof that both Insureds died while the Policy was in effect and proof of interest of the claimant. The Death Benefit is equal to the Death Benefit determined under the Death Benefit Option in effect on the date of death of the Last Insured, plus any supplemental Death Benefit provided by riders, minus any Policy Debt on that date and, if the date of death occurred during a grace period, minus the premium that would have been required to keep the Policy in force. The Death Benefit will be paid to the Beneficiary in a lump sum generally within seven days after the Valuation Day by which we have received at our Variable Life Servicing Center all materials necessary to constitute due proof of death. If an Optional Payment Plan is elected, the Death Benefit will be applied to the option within seven days after the Valuation Day by which we received due proof of death and payments will begin under that option when provided by the option.

     2.    Death Benefit Options. The Owner can elect one of two Death Benefit
           ---------------------
     Options under the Policy. Under Option A, the Death Benefit equals the greater of (1) the Specified Amount plus the Account Value, or (2) the applicable corridor percentage of the Account Value as determined using the table of percentages set forth in the prospectus. Under Option B, the Death Benefit equals the greater of (1) the Specified Amount, or (2) the applicable corridor percentage of the Account Value, as determined using the table of percentages set forth in the prospectus. The corridor percentage is 250% until the younger Insured attains Age 40 and declines thereafter as the younger Insured's Attained Age increases. If the younger Insured was the first to die, the corridor percentage will depend on the Attained Age that he or she would have been if still living. We may change the table if the table of percentages currently in effect becomes inconsistent with any federal income tax laws and/or regulations.

          Under Option A, the Death Benefit will vary directly with the investment performance of the Account Value. Under Option B, the Death Benefit ordinarily will not change until the applicable percentage amount of the Account Value exceeds the Specified Amount or the Owner changes the Specified Amount.

     3.    Changing the Death Benefit Option. The Death Benefit Option is
           ---------------------------------
     selected in the application for the Policy. The Owner, by written request submitted to, and received by, our Variable Life Servicing Center, may change the Death Benefit Option on the Policy subject to the following rules.

     . The effective date of the change will be the Monthly Anniversary Day after we receive the request;

     . When a change from Death Benefit Option A to Death Benefit Option B is made, the Specified Amount will be increased by the Account Value on the effective date of the change; and

     . When a change from Death Benefit Option B to Death Benefit Option A is made, the Specified Amount after the change will be decreased by the Account Value on the effective date of the change.

     4.    Changing the Specified Amount. The initial Specified Amount is set
           -----------------------------
     at the time the Policy is issued. The Owner may increase or decrease the Specified Amount after the first Policy Year, subject to the following conditions.

     Rules for Increases
     -------------------

     .    To increase the Specified Amount, both Insureds must be living.

     . To increase the Specified Amount, the Owner must send to our Variable Life Servicing Center a written request and the Policy, a completed supplemental application, and evidence satisfactory to us that each Insured is insurable at the same or better rating class used when the Policy was issued.

     . There must be enough Surrender Value to make a Monthly Deduction for the Policy Month following the increase.

     . If approved, the increase in Specified Amount will become effective on the date shown in the supplemental policy data pages sent to the Owner.

     . We will assess a monthly expense charge (per increase) of up to $.20 per $1,000 of increase. We deduct this charge only during the first ten Policy Years following the increase.

     . An increase in Specified Amount (other than as a result of a change from Death Benefit Option A to Death Benefit Option B) will subject the Owner to additional surrender charges.

     Rules for Decreases
     -------------------

     . To decrease the Specified Amount, the Owner must submit a written request and the Policy to our Variable Life Servicing Center.

     . The effective date of any decrease in Specified Amount will be the Monthly Anniversary Day after the date the written request is received by our Variable Life Servicing Center.

     . Any decrease will first be used to reduce the most recent increase, then the next most recent increases successively, then the initial Specified Amount.

     . During the Continuation Period, we will not allow a decrease unless the Account Value less any Policy Debt is greater than the surrender charge.

     . The Specified Amount following a decrease can never be less than the minimum Specified Amount for the Policy when it was issued.

     . A surrender charge may be assessed in connection with a decrease in Specified Amount.

     . If decreases in Specified Amount cause premiums to exceed new lower limitations required by federal tax law, the excess will be withdrawn from Account Value and refunded to the Owner so that the Policy will continue to meet the requirements. Account Value so withdrawn and refunded will be withdrawn from each Investment Subdivision in the same proportion that the Account Value in the Investment Subdivision bears to the total Account Value in all Investment Subdivisions under the Policy at the time of withdrawal (i.e. on a pro rata basis).

H.   Policy Loans

     1.   Policy Loans. The Owner may obtain a Policy loan from us at any time
          ------------
     during either Insured's life while the Policy is in force by submitting a written or telephone request to our Variable Life Servicing Center (if the Owner's telephone authorization is on file). The Owner may borrow up to an amount equal to 90% of the difference between (1) the Owner's Account Value at the end of the Valuation Period during which the loan request is received and (2) any surrender charges on the date of the loan, less any outstanding Policy Debt. Policy loans will be processed as of the Valuation Day the request is received and loan proceeds generally will be sent to the Owner within seven days thereafter.

     2.   Collateral for Policy Loans. When a Policy loan is made, an amount
          ---------------------------
     equal to the loan proceeds is transferred from the Account Value in the Investment

     Subdivisions to our General Account. If the Owner does not direct an allocation for this transfer when requesting the loan, we will make it on a pro rata basis.

     3.   Interest on Policy Loans. We will charge interest daily on any
          ------------------------
     outstanding non-preferred Policy loan at an effective annual rate of 6%, and for an outstanding preferred Policy loan, we charge interest daily at an effective annual rate of 4%. Interest is due and payable at the end of each Policy Year while a Policy loan is outstanding. If, on any Policy Anniversary, you have not paid interest accrued since the last Policy Anniversary, we add the amount of the interest to the loan and this becomes part of your outstanding Policy Debt. An amount equal to the unpaid amount of interest is transferred to our General Account from each Investment Subdivision on a pro-rata basis according to the respective values in each Investment Subdivision.

     4.   Effect on Death Benefit. If the Death Benefit becomes payable while a
          -----------------------
     Policy loan is outstanding, Policy Debt will be deducted from the Death Benefit. If Policy Debt exceeds the Account Value less any applicable surrender charge on any Monthly Anniversary Day and the Continuation Period is not in effect, the Policy will lapse without payment of a required loan payment. During the Continuation Period, if Policy Debt on any Monthly Anniversary Day exceeds the Account Value less any applicable surrender charge, and the Net Total Premium is less than the Continuation Amount, the Policy will lapse without payment of a required loan payment. In either event, we will mail to the Owner notice of the amount required to be paid to keep the Policy in force, and the Owner will have a 61-day grace period from the date we mail the notice to make the required loan payment.

I.   Optional Payment Plans
     ----------------------

     The Policy currently offers five optional payment plans as alternatives to the payment of a Death Benefit or Surrender Value in a lump sum. An optional payment plan can be selected during either Insured's life in the application or by notifying us in writing at our Variable Life Servicing Center. Any proceeds left with us for payment under an optional payment plan will be transferred to our General Account. Payments under an optional payment plan will not vary with the investment performance of Separate Account III because they are all forms of fixed-benefit annuities. Proceeds will earn interest at a minimum annual rate of 3%. We reserve the right, however, to credit a higher rate of interest. Certain conditions and restrictions apply to payments received under an optional payment plan.

          The  optional payment plans are described below.

     .    Income for a Fixed Period. We will make equal periodic payments for a
          -------------------------
          fixed period, not longer than 30 years. Payments can be annual, semi-annual, quarterly or monthly.

     .    Life Income. We will make equal monthly payments for a guaranteed
          -----------
          minimum period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years.

     .    Income of a Definite Amount. We will make equal periodic payments of a
          ---------------------------
          definite amount. Payments can be annual, semi-annual, quarterly or monthly.

     .    Interest Income. We will make periodic payments of interest earned
          ---------------
          from the proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly, and will begin at the end of the first period chosen.

     .    Joint Life and Survivor Income. We will make equal monthly payments to
          ------------------------------
          two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. Payments will continue as long as either payee is living.

J.   Lump Sum Payments
     -----------------

          Lump sum payments of partial surrenders, surrenders, loan proceeds or Death Proceeds will be ordinarily made within seven days of the Valuation Day on which we receive the request and all required documentation at our Variable Life Servicing Center. We may postpone the payment or processing of any such transaction for any of the following reasons:

     1. If the disposal or valuation of Separate Account III assets is not reasonably practicable because the New York Stock Exchange ("NYSE") is closed for regular trading other than for customary holiday or weekend closings, regular trading on the NYSE is otherwise restricted, or the Securities and Exchange Commission ("SEC") declares that an emergency exists.

     2. If the SEC by order permits postponement of payment for the protection of Owners.

     3. If the payment is attributable to a check that has not cleared the bank on which it is drawn.

          Any Death Proceeds that are paid in one lump sum will include interest from the date of death to the date of payment. Interest will be paid at a rate set by us, or by law if greater. The minimum interest rate which will be paid is 2.5%. Interest will not be paid beyond one year or any longer time set by law.

K.   Redemption Errors
     -----------------

          In accordance with industry practice, we will establish procedures to address and to correct errors in amounts redeemed from the Investment Subdivisions, except for de minimis amounts. We will assume the risk of any non de minimis errors we cause.

L.   Misstatement of Age or Gender
     -----------------------------

          The Death Benefit will be adjusted if either Insured's Age or gender has been misstated in the application. The Death Benefit after the adjustment will be the sum of:

     .    the Account Value at the time of death of the Last Insured; and

     . the unadjusted Death Benefit, reduced by the Account Value at the time of death of the Last Insured, and multiplied by the ratio of (1) the most recent monthly deduction based on each Age and gender shown in the application, to (2) the most recent monthly deduction based on the true Age or gender.

     All amounts are those in effect, with respect to the Insureds, in the Policy Month of the death of the Last Insured.

M.   Incontestability.
     ----------------

               The Policy limits our right to contest the Policy as issued or as increased, except for material misstatements contained in the application or a supplemental application, after it has been in force during each Insured's lifetime for a minimum period, generally for two years from the Policy Date or effective date of the increase. This provision does not apply to riders that provide disability benefits.

N.   Suicide Exclusion
     -----------------

               If either Insured commits suicide while sane or insane, within two years of the Policy Date, Death Proceeds payable under the Policy will be limited to all premiums paid, less outstanding Policy Debt and less amounts paid upon partial surrender of the Policy.

               If the first Insured to die commits suicide while sane or insane, more than two years after the Policy Date but within two years after the effective date of an increase in the Specified Amount, we will reduce the Specified Amount to the amount in effect before the increase. We will refund any monthly deductions made with respect to the increase in a lump sum to the Owner.

               If the Last Insured commits suicide while sane or insane, more than two years after the Policy Date but within two years after the effective date of an increase in the Specified Amount, we will reduce the Specified Amount to the amount in effect before the increase. The amount payable with respect to the increase will equal the monthly deductions that were made for the increase. The amount payable will be treated as Death Proceeds and paid to the Beneficiary under the came conditions as the initial Specified Amount.